Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Abraxis Bioscience, Inc. for the registration of senior debt securities, subordinated debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our reports dated March 6, 2006, with respect to the consolidated financial statements and schedule of American Pharmaceutical Partners, Inc., American Pharmaceutical Partners, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Pharmaceutical Partners, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Abraxis Bioscience, Inc. for the registration of senior debt securities, subordinated debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated March 7, 2006, except for Notes 10, 11 and 17, as to which the date is June 26, 2006 with respect to the consolidated financial statements of American BioScience, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 26, 2006